Exhibit 99

FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION ANNOUNCES PRELIMINARY

FISCAL 2004 FOURTH QUARTER RESULTS

•                  Revised guidance includes a non-cash impairment charge of $2.43 to $2.51 per diluted share

CHICAGO, IL, July 20, 2004 -- Quixote Corporation (Nasdaq: QUIX) today reported preliminary results for its fiscal fourth quarter ended June 30, 2004.

As a result of weaker than expected financial performance in the Company’s core business, the continued delay of federal highway funding legislation, and a non-cash impairment charge related to goodwill and long-lived assets in the Company’s Inform Group that will be recorded in the fourth quarter, Quixote now expects its net loss for the fourth quarter of fiscal 2004 to be in the range of $2.31 to $2.43 per diluted share.  Included in this estimate is an impairment charge of approximately $21.6 million to $22.3 million, or $2.43 to $2.51, per diluted share, based on the Company’s preliminary assessment.  Excluding this non-cash charge, Quixote expects net earnings for the fourth quarter to be in the range of $0.08 to $0.12 per diluted share.  The foregoing results are subject to independent year-end audit.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “We are disappointed that our results for the fourth quarter will not meet our prior guidance.  We believe the most significant contributor to our weaker than expected performance was the prolonged delay in the passage of the federal highway funding bill, which had a major impact on the performance of our Protect and Direct Group.  Protect and Direct Group sales declined 12% from the same quarter last year, reflecting the ongoing softness in the transportation safety marketplace due to the uncertain funding environment.  While the fourth quarter is traditionally our strongest seasonal selling period, the prevailing industry conditions prevented our Protect and Direct Group from generating the top-line momentum that typically

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occurs during the fiscal fourth quarter.”

Mr. Jezuit continued, “Within the Inform Group, we are pleased to note that Peek Traffic continues to exceed our expectations.  We realize, however, that U.S. Traffic is still performing below our standards, and we are taking the necessary steps to improve this business.  Excluding the acquisitions of Peek and U.S. Traffic, sales in the Inform Group declined 20% year-over-year during the quarter as a result of the more discretionary nature of the demand for these products.”

Mr. Jezuit concluded, “Looking ahead, we continue to believe that Quixote’s strategy is sound and its future is promising.  The actions we are taking now will allow us to maximize our performance once the uncertainties regarding the federal highway funding legislation are resolved.  The most recent discussions surrounding the renewal of federal highway legislation indicate that Congress may approve a funding level of approximately $300 billion, an increase from $218 billion in the last bill, if signed by the President.  We look forward to providing you with a full update on our results for the quarter and our forward-looking strategies during our fourth quarter conference call in August.”

Quixote plans to release its full results for the fourth quarter and fiscal year 2004 on Thursday, August 12, 2004, with a conference call at 10 a.m. EST.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other highway safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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